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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
AMENDMENT NO. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ITERIS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State of Incorporation or Organization)	95-2588496 (IRS Employer Identification No.)
1515 South Manchester Avenue, Anaheim, California (Address of Principal Executive Offices)	92802 (Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:	(If applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
Preferred Stock Purchase Rights
(Title of Class)
(Title of Class)

Item 1.    Description of Registrant's Securities to be Registered.

        In May 2004, Iteris Holdings, Inc. (the "Company") amended and restated its Rights Agreement, dated April 24, 1998 (the "Rights Plan"), to (a) substitute U.S. Stock Transfer Corporation as rights agent in place of BankBoston, N.A., (b) eliminate those provisions that require that certain actions may only be taken by "Continuing Directors," (c) provide that the investors in the May 2004 debenture financing shall not be deemed to be "Acquiring Persons" under the Rights Plan, and (d) update certain other provisions of the Rights Plan. The Company has elected to eliminate those provisions relating to "Continuing Directors," also known as "dead-hand" provisions, because of the uncertain validity of such provisions under current Delaware law.

        The Amended and Restated Rights Agreement is filed as an exhibit hereto and is incorporated herein by this reference. The foregoing description of the Rights Plan and the amendments thereto is qualified in its entirety by reference to such exhibit.

Item 2.    Exhibits.

    99.1
    Amended and Restated Rights Agreement, dated as of May 10, 2004, by and between Iteris Holdings, Inc. and U.S. Stock Transfer Corporation, including the exhibits thereto.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ITERIS HOLDINGS, INC.
DATE: June 18, 2004	By:	/s/ GREGORY A. MINER
	Name:	Gregory A. Miner
	Title:	Chief Executive Officer and Chief Financial Officer

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  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits .
SIGNATURE